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                                                                      EXHIBIT 99

                   VOICESTREAM WIRELESS CLOSES AERIAL MERGER

      May 5, 2000 Bellevue, WA - VoiceStream Wireless Corporation (NASDAQ:
VSTR), announced today the closing of the merger with Aerial Communications (NASDAQ: AERL) on May 4, 2000. "The combination of VoiceStream Wireless and Aerial Communications is an important step in the creation of the leading nation-wide provider of wireless telecommunications services using the GSM (Global System for Mobile Communications) standard," said John W. Stanton, chairman and chief executive officer of VoiceStream Wireless. "This announcement is terrific news for our customers, shareholders, and employees. Each will benefit from the national scale of the new company. We look forward to bringing the VoiceStream promise of 'Get More from Life' to Aerial customers."

      As a result of the merger, Aerial shareholders will receive 0.455 of a VoiceStream common share for each Aerial common share. VoiceStream will issue approximately 52.3 million new common shares. "We are very pleased that we have now completed the merger of Aerial with VoiceStream Wireless. We feel certain that the merger has increased shareholder value not just at Aerial but at TDS and VoiceStream as well," said Leroy T. Carlson Jr., chairman of Aerial and president and chief executive officer of Telephone and Data Systems, Inc., the largest shareholder of Aerial. Mr. Carlson added, "Aerial customers also will benefit from the merger which will allow them to continue to enjoy the benefits and features of GSM service from a well positioned national GSM carrier."

      Based in Bellevue, WA, VoiceStream Wireless is a leading provider of wireless communications services in the United States. VoiceStream Wireless with CIRI, has licenses to provide service to over 218 million people with operating systems from New York to Hawaii. With licenses in 23 of the top 25 markets VoiceStream is one of the major providers of telecommunications services in the country. VoiceStream is the largest provider of personal communications service using the globally dominant GSM technology in the United States. VoiceStream is a member of the North American GSM Alliance LLC, a group of U.S. and Canadian digital wireless PCS carriers. The GSM Alliance helps provide GSM wireless communications for their customers in more than 4,000 U.S. and Canadian cities and towns as well as international service.


FOR FURTHER INFORMATION CONTACT:
INVESTOR RELATIONS                              PRESS:
Ken Prussing                                    Kim Thompson
VoiceStream Wireless                            VoiceStream Wireless
(877) 853-8682                                  (425) 653-5027